VALUATION OF COMMON STOCKS OF

BOUMARANG INC.

AS OF DECEMBER 31, 2024

January 22, 2025

PRIVATE & CONFIDENTIAL

Re: in BOUMARANG Inc.

Dear Mr. Imran Firoz

At your request, Pratibha Chaurasia and Tarun Mahajan (Valuers) were retained to prepare a valuation analysis and report (the “Report”) to assist you in the determination of the fair market value of common stock (the “Subject Interests”) in BOUMARANG Inc. (“BOUMARANG” or the “Company”), on a non-controlling, non-marketable basis as of December 31, 2024 (“Valuation Date”) for accounting under US GAAP.

The objective of this valuation is toprovide the Company witha conclusion of fair market value (as that term is defined in the body of the Report) for the Subject Interests of the Company as of the Valuation Date.

This valuation engagement is restricted for use in accounting under US GAAP purposes only by you and your advisors. The valuation should not be used to obtain financing or for financial reporting purposes and should not be construed to be the same as a fairness opinion. The use of our valuation is restricted to, and consistent with, the stated purpose only.

Executive Summary

Subject to the attached Statement of Assumptions and Limiting Conditions, and the facts and circumstances as of December 31, 2024, it is our opinion that the fair market values of the Subject Interests in BOUMARANG Inc. on a non-controlling, non-marketable basis is $1.72 per share.

This valuation engagement was conducted in accordance with the Uniform Standards of Professional Appraisal Practice (“USPAP”), issued by the Appraisal Standards Board of the Appraisal Foundation, and Statement on Standards for Valuation Services (“SSVS”) No. 1, issued by the American Institute of Certified Public Accountants (“AICPA”) and in accordance with the National Association of Certified Valuators and Analysts (NACVA) professional standards.

Description and Purpose of Assignment

Pursuant to your request, we have estimated the fair market values of common stock on a non- controlling, non-marketable basis, of BOUMARANG Inc. as of December 31, 2024. The purpose of this valuation is to determine the fair market value of the Company for accounting under US GAAP as of the Valuation Date.

This is a restricted-use report and is to be distributed only in its entirety to its intended users, which are the client, the Company, and its advisors. Therefore, the distribution of this Report is restricted to the purpose stated. Accordingly, it should not be distributed to outside parties to obtain credit or for any other purpose without the written consent of the undersigned.

Valuation Date

The date on which the business is being valued is critically important because circumstances can cause values to vary, and in some cases vary materially, from one date to another. In addition, the valuation date directly influences data available for the valuation, as the valuation standards require that we only consider information that was known or knowable as of the valuation date. This means we would only include information in our valuation if it was reasonably known or knowable to the owners and parties as of the valuation date.

The Valuation Date is December 31, 2024.

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Standard of Value

The standard of value which we have applied in this business valuation engagement is fair market value. Fair market value is defined in The International Glossary of Business Valuation Terms, issued by the American Institute of Certified Public Accountants (AICPA), the American Society of Appraisers, the Canadian Institute of Chartered Business Valuators, the National Association of Certified Valuators and Analysts and the Institute of Business Appraisers, as:

“The price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.”

Fair market value (“FMV”) is also defined in Internal Revenue Service Revenue Ruling (“R.R.”) 59-60 as the price at which a property would change hands between a willing buyer and a willing seller, both having knowledge of all the relevant facts and neither being under any compulsion to buy or sell.1

With regard to FMV, it is important to note: “in most interpretations of fair market value, the willing buyer and willing seller are hypothetical persons dealing at arm's length rather than any "particular" buyer or seller. In other words, a price would not be considered representative of fair market value if influenced by special motivations not characteristic of a typical buyer or seller.”2

The definition of FMV has generally been interpreted to be based only on information that was known or knowable as of the valuation date. In other words, consideration of subsequent events that were not known or knowable as of the valuation date that affect FMV generally should be disregarded in the valuation process.3

The purpose of R.R. 59-60 is to outline and review in general the approach, methods, and factors to be considered in valuing shares of the capital stock of closely held corporations for tax purposes. It therefore provides valuable guidance for conducting valuations of closely held business interests.

R.R. 59-60 specifies the following eight factors to be considered in determining FMV:

1.The nature of the business and the history of the Company;

2.The economic outlook in general and the condition and outlook of the specific industry in which the Company operates;

3.The book value of the Company and the financial condition of the business;

4.The earning capacity of the Company;

5.The dividend/distribution-paying capacity of the Company;

6.Whether or not the Company has goodwill or other intangible value;

7.Prior sales of the Company’s stock and the size of the block of stock to be valued; and,

8.The market prices of stock of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over- the-counter.

Each of these eight factors which are relevant are considered in our valuation of the Subject Interests in the Company.

1 As defined by Revenue Ruling 59-60 and other Treasury guidance.

2 Shannon Pratt, Valuing a Business, The Analysis and Appraisal of Closely Held Companies, Fifth Edition, page 24.

3 See First National Bank v. United States, 763 F2d 891 (7th Cir. 1985). This concept is also indicated in the AICPA’s Statement on Standards for Valuation Services (SSVS) paragraph 43.

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Premise of Value

The appraisal of the Subject Interests in this Report assumes it will continue either as a “going concern” in its current line of business or that a liquidation of assets will occur based upon the “highest and best use” premise of value.

The interest in BOUMARANG has been valued assuming the Company is a going concern. It assumes that the shareholders have the intention to continue to operate the Company for the long-term, have the financial resources to continue operations, and have no plans to liquidate the Company.

Sources of Information

Information used in determining the fair market value of the Subject Interests in the Company was provided by the documents and sources listed in Appendix A.

Statement of Assumptions and Limiting Conditions

The Statement of Assumptions and Limiting Conditions that apply to this engagement is presented in

Appendix B.

Qualifications and Certification

The Analysts’ Certification and Representation are provided in Appendix C. The Analysts’ Curricula

Vitae are provided in Appendix D.

We have no obligation to update this Report or our conclusion of value for information that comes to our attention after the date of this Report.

Very respectfully yours,

Pratibha Chaurasia, CPA

Tarun Mahajan, CVA

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Table of Contents

I.OVERVIEW	6
A.Background	6
B.Products	6
C.Customers and Suppliers	6
D.Facilities	7
E.Ownership, Management, Capital	8
i.Directors and Executive Officers	8
ii.Share Capital	8
iii.Shareholding Pattern	8
F.Competition	8
G.Governance	9
II.ECONOMIC AND INDUSTRY OUTLOOK	10
A.National Economic Overview	10
B.Industry Overview for Drone Industry	11
III.FINANCIAL ANALYSIS	12
IV.VALUATION METHODS	13
A.Asset Approach	13
B.Market Approach	13
C.Income Approach	13
V.VALUATION OF BOUMARANG INC.	14
A.Net Cash Flow	14
B.Tax Expense	14
C.Depreciation and Capital Expenditures	15
D.Change in Working Capital	15
E.Long-Term Growth Rate	15
F.Discounting Rates	15
G.Cost of Equity	15
H.Application of the CAPM	15
i.Risk-Free Rate	16
ii.Equity Risk Premium	16
iii.Beta	16
iv.Small Stock Premium	16
v.Specific Company Risk Premium	17
vi.Concluded Cost of Equity	17
I.Discounted Cash Flow Method – Indication of Value	17
VI.DISCOUNT STUDIES AND APPLICATION	18
A.Discount for Lack of Control (“DLOC”)	18
B.Discount for Lack of Marketability (“DLOM”)	19
VII.CONCLUSION OF VALUE	21
VIII.APPENDICES AND EXHIBITS	22
Appendix A: Sources of Information	23
Appendix B: Statement of Assumptions and Limiting Conditions	24
Appendix C: Analysts’ Certification and Representation	26
Appendix D: Curricula Vitae of Pratibha Chaurasia and Tarun Mahajan	28
Appendix E: Studies of Lack of Marketability Discount	31
Exhibit – I: Discounting of Expected Cash Flows and Conclusion of Value	37

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I.OVERVIEW

A.Background

BOUMARANG is a company limited by shares. It was incorporated on 26 July, 2024 under the laws of the State of Delaware, United States of America. Its office is situated at 200 Spectrum Center Drive, Suite 300, Irvine, CA 92618, with an additional location at 2120 West Braker Lane, Suite M, Austin, TX 78758.

B.Products

BOUMARANG aims to revolutionize industrial operations with sustainable, long-range drones powered by hydrogen fuel cells, targeting sectors like natural resource monitoring, infrastructure analysis, agriculture, and forestry. AI and machine learning enable BOUMARANG’s drones to deliver real-time, actionable insights, optimizing decision-making and operational efficiency across industries.

BOUMARANG presents an innovative hydrogen-powered, AI-driven drone technology, addressing large market needs in sustainable monitoring and resource management. Their competitive advantages in clean energy and advanced AI analytics position them for high growth potential in a rapidly evolving industry. Our drones are designed for agriculture, forestry, power infrastructure, and environmental monitoring applications, leveraging hydrogen fuel cells for extended flight times and reduced environmental impact.

BOUMARANG's hydrogen-powered UAV design demonstrates alignment with market trends toward endurance, eco-friendly propulsion, and AI-driven autonomy. The hydrogen fuel cell technology presents advantages in efficiency and eco-friendliness but shares industry-wide limitations in storage and infrastructure challenges. While certain competitors achieve higher endurance or range, BOUMARANG’s targeted balance in VTOL capability, payload flexibility, and hybrid design positions it well for versatile applications across commercial and surveillance sectors.

BOUMARANG’s drones use hydrogen fuel cells, offering extended flight times, minimal environmental impact, and quick refueling capabilities, which are ideal for long-range operations such as infrastructure inspections and SAR (search and rescue). BOUMARANG’s AI platform integrates data from multiple sensors and provides real-time analysis for predictive maintenance, resource monitoring, and operational insights. This system supports various industries, from agriculture to energy, delivering alerts and detailed reports directly into existing workflows.

The global marine drone market, also known as Unmanned Surface Vehicles (USVs) and Autonomous Underwater Vehicles (AUVs), was valued at approximately $3 billion in 2023 and is projected to grow at a compound annual growth rate (CAGR) of 12-15% from 2023 to 2030. The industry encompasses a wide range of drones, including underwater drones for exploration and surface drones for monitoring and logistics. BOUMARANG has already acquired IPR for wave drones and intends to be a key player in this business segment.

C.Customers and Suppliers

As informed to us by the management of the company, the mix of government and federal agency clients paired with high-quality suppliers positions Boumarang to serve both tactical and commercial drone markets with cutting-edge solutions.

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Customers: Potential Boumarang Clients

1.Department of Defense (DoD)

oClients: U.S. Army, Navy, Air Force, and Marine Corps.

oUsage: Intelligence, surveillance, reconnaissance (ISR), and tactical missions.

2.Department of Homeland Security (DHS)

oClients: U.S. Customs and Border Protection (CBP).

oUsage: Border monitoring and preventing illegal crossings and trafficking.

3.Federal Bureau of Investigation (FBI)

oUsage: Surveillance, evidence collection, and counterterrorism operations.

4.Drug Enforcement Administration (DEA)

oUsage: Monitoring drug trafficking activities, particularly in remote areas.

5.U.S. Secret Service

oUsage: Security during high-profile events and protection of critical infrastructure.

6.National Oceanic and Atmospheric Administration (NOAA)

oUsage: Environmental monitoring, storm tracking, wildlife observation, and climate change assessments.

7.Department of Energy (DOE)

oUsage: Inspection and security of critical energy infrastructure, including nuclear facilities.

8.U.S. Marshals Service

oUsage: Fugitive apprehension and locating individuals in challenging terrains.

9.State and Local Law Enforcement Agencies

oUsage: Crowd monitoring, traffic management, and tactical operations.

10.Federal Emergency Management Agency (FEMA)

oUsage: Disaster response, search and rescue missions, and damage assessment.

Suppliers

Motors and Batteries

1.Tiger Motor USA (T-Motor)

oHigh-quality brushless motors and propellers for commercial and industrial drones.

2.Innov8tive Designs

oMotors and electronic speed controllers (ESCs) tailored for drone use.

3.Venom Power

oReliable lithium-polymer (LiPo) batteries for high-demand drone applications.

4.MaxAmps

oCustom LiPo batteries for extended flight times and durability.

5.EnerDel

oAdvanced lithium-ion battery systems for high-performance drones.

Electronics and Flight Systems

6.CubePilot

oAutopilot systems like Pixhawk Cube for professional-grade drones.

7.FreeFly Systems

oDrone electronics including controllers and stabilizers.

8.3D Robotics (3DR)

oFlight controllers and telemetry systems for commercial and industrial drones.

9.Hextronics

oModular drone parts, including motors, batteries, and landing systems.

D.Facilities

As informed to us by the management of the company, following are the facilities of the company:

Engineering Facility:

2120 West Braker Lane Suites K & M Austin TX 78758

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Originator Film Studios:

718 Northwestern Ave, Austin, TX 78702

Corporate Office:

200 Spectrum Centre Drive, Irvine, CA 92618 5000 Plaza on the Lake Suite 265 Austin TX 78746

E.Ownership, Management, Capital

(i)Directors and Executive Officers of BOUMARANG

Name of Director	Designation
Edward Fairchild	Interim CEO
Imran Firoz	CFO, Executive Director
Candace Beaumont	Non-Executive Director
Craig Nehrkorn	Non-Executive Director

(ii)Share Capital as on 31 December, 2024

Particulars	Amount (USD)
Authorized Share Capital 100,000,000 shares of Common Stock having a par value of $ 0.0001 per share 10,000,000 shares of Preferred Stock having a par value of $ 0.0001 per share	10,000 1,000
Issued, Subscribed & fully paid Common Stocks: 63,150,000 common stock having a par value of $ 0.0001 per share	6,315

(iii)Shareholding Pattern - List of major shareholders holding more than 5% as on 31 December, 2024

Name of common stock shareholder	Number of Shares	% holding
Timothy Alford	7,500,000	11.88%
Tolemac Holdings LLC*	8,750,000	13.86%
Imran Firoz	12,000,000	19.00%
Bio-Key International Inc.	5,000,000	7.92%
T Stamp Inc	5,100,000	8.08%
Guin Partners	5,000,000	7.92%
Shore House IVF	3,500,000	5.54%
Total	55,100,000	74.19%

*Controlled by Timothy Alford

F.Competition

As informed to us by the management of the company, BOUMARANG operates in a competitive drone market dominated by companies specializing in hydrogen fuel cell technology for unmanned aerial vehicles (UAVs). These competitors focus on extended flight endurance, payload capacity, and specialized applications in industries like surveillance, inspection, and humanitarian missions.

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Key Competitors

1.H3 Dynamics

oSpecialty: Hydrogen fuel cell technology for drones.

oStrengths: Extended flight endurance for surveillance and delivery applications.

2.Doosan Mobility Innovation (DMI)

oSpecialty: Hydrogen-powered drones.

oStrengths: Long flight times focused on industrial inspections, agricultural monitoring, and emergency response.

3.Intelligent Energy

oSpecialty: Lightweight hydrogen fuel cell systems.

oStrengths: Enables extended flight capabilities across multiple industries.

4.Ballard Power Systems

oSpecialty: Fuel cell solutions for UAVs.

oStrengths: Supports heavy payloads and long-endurance flights.

5.HES Energy Systems

oSpecialty: Advanced hydrogen fuel cell technology.

oStrengths: UAV platforms with flight durations exceeding 12 hours, ideal for long-range missions.

6.Skyfront

oSpecialty: Hybrid-electric drones.

oStrengths: Integrates hydrogen fuel cells for ultra-long-range missions.

7.Alaka’i Technologies

oSpecialty: Hydrogen-powered air mobility solutions.

oStrengths: UAVs designed for extended flight applications, leveraging air mobility expertise.

8.FlyH2 Aerospace

oSpecialty: Hydrogen-powered drones and aircraft.

oStrengths: Focus on environmental monitoring, research, and humanitarian missions.

9.MMC UAV

oSpecialty: Industrial drones with hydrogen fuel cell technology.

oStrengths: Long flight times for surveying, inspection, and security applications.

10.Energy Or Technologies

oSpecialty: Lightweight, high-efficiency hydrogen fuel cell systems.

oStrengths: Tailored for long-range UAV applications with a focus on efficiency.

Boumarang faces strong competition in the traditional powered UAV sector. To differentiate itself, Boumarang focuses on unique hydrogen-powered fuel cells and AI integrations, cost-effective solutions, and niche markets underserved by current players, such as specialized tactical or disaster-response applications.

G.Governance

Company is governed by its Article of Incorporation.

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II.ECONOMIC AND INDUSTRY OUTLOOK

In performing this valuation study, we reviewed economic and industry-specific research regarding the prospects of the economy and the particular industry in which the Company operates.

A.National Economic Overview

As of early 2025, the U.S. economy demonstrates steady growth supported by strong consumer activity and federal spending. In Q3 2024, real GDP increased at an annualized rate of 3.1%, following a 3.0% rise in Q2, underscoring sustained economic momentum. This growth has been driven by robust consumer spending, resilient export activity, increased private-sector investments, and federal government expenditures. Key industries contributing to this growth include technology, healthcare, and energy. (BEA.gov)

In terms of personal finances, personal income rose by 0.3% in November 2024, while consumer spending increased by 0.4%. Inflation, as measured by the PCE Price Index, has moderated, registering an annualized increase of 3.4% in Q4 2024, signalling progress in aligning inflation with the Federal Reserve's 2% target. (BEA.gov)

The labor market remains tight, with the unemployment rate hovering around 3.8% as of December 2024, supported by job creation in service sectors, construction, and manufacturing. Wages continue to rise, albeit at a slower pace, reflecting some stabilization in labor market pressures.

Economic Outlook

Looking ahead, the Congressional Budget Office (CBO) projects a gradual slowdown in GDP growth, with real GDP expected to expand by 2.0% in 2025 and 1.8% annually through 2026. This moderation is attributed to tighter monetary policy, a cooling housing market, and slower consumer spending growth. Inflation is expected to stabilize at 2.7% in 2025 and further decline toward the Federal Reserve’s target of 2.0% by 2026. Short-term interest rates are anticipated to peak at 5.1% by Q4 2025 before gradually declining. (CBO.gov)

The labor market is projected to soften slightly, with unemployment rising to 3.9% by late 2025 and 4.2% in 2026. Wage growth is expected to moderate, reducing cost pressures for businesses. Additionally, the housing sector may experience slower price appreciation as higher mortgage rates weigh on demand.

These trends hold significant implications for common stock valuation. Slower growth and moderating inflation could stabilize corporate earnings and reduce discount rates, potentially supporting common stock prices. However, increased uncertainty around monetary policy and global economic conditions necessitates cautious optimism for investors.

This outlook underscores the importance of monitoring economic indicators, particularly consumer spending, inflation, and labor market trends, for common stock valuation and strategic decision- making.

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B.Industry Overview for Drone Industry

The drone manufacturing industry, which involves the design, production, and sale of unmanned aerial vehicles (UAVs) and related components, continues to evolve rapidly. Growth is driven by advancements in drone technology, expanding commercial and defence applications, and an increasingly supportive regulatory framework provided by U.S. government agencies. The Federal Aviation Administration (FAA) plays a critical role in integrating drones into the national airspace system, ensuring safe operation, and fostering further industry growth.

Projected Growth in Commercial and Recreational Drones Post-2024

The U.S. drone market is expected to grow significantly in the coming years. According to the FAA UAS Forecast (2021-2041), the total number of drones in the U.S. will reach 4.3 million by 2027, with commercial drones comprising the majority of this total. By 2027, commercial drones are projected to exceed 1.4 million units, representing an ongoing expansion in industries such as aerial surveying, agriculture, logistics, and infrastructure inspection.

The FAA’s 2021 forecast also predicts that the number of drones used for commercial purposes will continue to increase at a compound annual growth rate (CAGR) of 16.9% through 2027, reflecting strong demand for drone-based services in sectors such as delivery logistics, precision agriculture, and environmental monitoring.

Defence and Military Applications Beyond 2024

In the defence sector, drones are anticipated to play an even larger role in U.S. military operations. According to the Department of Defence’s (DoD) Unmanned Systems Roadmap, future U.S. military funding for UAVs will continue to rise, with an expected increase in defence spending on UAVs from $6 billion in 2020 to over $7 billion by 2025. These funds will be allocated toward the procurement of advanced unmanned systems designed for surveillance, intelligence gathering, and combat operations.

Drones are also being integrated into strategic operations that support autonomous reconnaissance and counter-terrorism efforts. The DoD’s long-term budget includes a substantial focus on increasing drone capabilities for multi-domain operations, making UAVs an integral part of future combat scenarios.

Technological Advancements Driving Growth Post-2024

Technological innovations in drone capabilities, such as advancements in autonomous flight systems, AI-driven decision-making, collision avoidance technologies, and longer battery life, will be key drivers of growth in the drone manufacturing sector beyond 2024. The FAA’s UAS Forecast (2021- 2041) predicts that autonomous drones will comprise a significant portion of the fleet by 2028, with advanced AI-powered drones being used for complex inspections and logistics.

Additionally, the development of urban air mobility (UAM) solutions, including autonomous cargo delivery drones, is expected to see rapid growth post-2024. The U.S. Department of Transportation anticipates that UAM technologies will undergo accelerated commercialization by the late 2020s, potentially revolutionizing the way goods are transported in urban environments.

Global Market Expansion and U.S. Export Opportunities After 2024

The U.S. drone manufacturing sector is expected to benefit from increasing global demand. According to the U.S. Department of Commerce, global UAV market growth is expected to exceed $43 billion by 2027, with strong demand from regions such as Asia-Pacific and Europe, particularly in industries like agriculture, logistics, and public safety.

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The U.S. International Trade Administration highlights that American companies are well-positioned to capture significant market share in these regions, especially given the advanced technologies in drone autonomy and payload systems developed in the U.S. The growth of global UAV markets presents lucrative opportunities for U.S. manufacturers, with an expected 20.5% CAGR in global demand for commercial drones between 2024 and 2027.

Workforce Development and Education for the Post-2024 Era

As the drone industry expands, demand for skilled professionals will also grow. The U.S. Department of Labor identifies unmanned aerial systems as a high-growth field, with the Bureau of Labor Statistics predicting a 10% annual growth rate for drone-related jobs between 2024 and 2030. The demand for skilled workers will be particularly pronounced in areas such as drone maintenance, flight operations, software development, and data analysis.

The FAA’s 2021-2041 forecast also highlights the increasing need for drone technicians and operators to support the growing commercial drone fleet, with drone training programs at universities and technical colleges expected to expand significantly over the next decade.

Sources:

1.Federal Aviation Administration (FAA) – For drone regulations, forecasts, and integration plans:

oFAA UAS Integration Overview

oFAA UAS Forecast 2021-2041

oFAA Drone Advisory Committee

2.U.S. Department of Transportation (DOT) – For insights into the transportation and integration of drones into national systems:

oDOT - Unmanned Aircraft Systems

3.Department of Defence (DoD) – For information on military applications and the defence sector's use of drones:

oDoD Unmanned Systems Roadmap

4.U.S. Department of Labor (DOL) – For information on workforce development and emerging job opportunities in drone-related fields:

oDOL - Emerging Workforce Trends

III.FINANCIAL ANALYSIS

As the company is newly incorporated and has not yet started any business operations till the date of valuation hence no data available for its historical financial statements.

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IV.VALUATION METHODS

There are many factors that must be considered in the valuation of a closely-held company. Many of these factors are described in R.R. 59-60. We considered the guidelines set forth in this revenue ruling and the factors described therein when preparing our valuation.

There are three traditional approaches to valuing a business: the Asset Approach, the Market Approach, and the Income Approach. Our valuation process considered the facts and circumstances of our analysis to determine which approaches and their underlying methods to apply in this engagement.

A.Asset Approach

The Asset (Cost) Approach determines the value of a business based on the value of its assets net of liabilities. An asset-based approach assumes the value of the entity is based on the underlying value of the assets owned by the entity. This approach is useful for entities that hold significant tangible assets, are not labor intensive and have negligible intangible value.

Typically, the asset-based approach should be considered in valuations of an investment or real estate holding company, or when the market value of an entity’s net assets materially exceeds its capitalized earnings power. As BOUMARANG is a newly incorporated company and aspires to commence business and generate revenue, profit and cash flows hence in our opinion the Asset Approach is not an appropriate method for valuing the Company.

B.Market Approach

The Market Approach is a process for comparing prices paid in transactions for comparable businesses that have a satisfactory degree of similarity to the subject enterprise. This approach is based on the principle of substitution, which implies that the market value is equal to the cost to buy a comparable substitute. Comparable transactions can be stock exchange transactions of public companies, or the sale of a small private business in a negotiated transaction.

Two common methods under this approach are the Guideline Public Company (“GPC”) Method and the Guideline Transaction Method. A GPC Method considers transactions that generally involve minority positions in publicly-traded companies. A Guideline Transaction Method considers transactions in entities which are similar to the subject company. These valuation techniques often use market multiples from the identified transactions to provide valuation guidance for the subject entity. The selection of the appropriate multiple requires judgment and should consider factors (both qualitative and quantitative) specific to the circumstances. Reliance upon the Market Approach is dependent on identifying comparable companies whose business is sufficiently similar to that of the subject company to provide a meaningful basis for valuation.

As BOUMARANG hence not commence business operations till the valuation date hence we cannot apply the GPC and Guideline Transaction Methods.

C.Income Approach

The Income Approach is the capitalization of anticipated earnings at an appropriate capitalization rate with respect to the anticipated risk of the enterprise. The Income Approach is based on the premise that a prudent investor would pay no more for an investment than he would for an alternative investment with similar characteristics of risk and return.

Two frequently used valuation methods under the Income Approach are the Discounted Cash Flows (“DCF”) Method and the Capitalization of Cash Flows (“CCF”) Method. Both methods discount a projected future income stream to a present value. The DCF Method requires an income projection for several periods into the future, while the CCF Method requires the projection of only one future

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period. As BOUMARANG is an operating company whose value is reflected in the cash flows it will generate into the future, we have determined that the Income Approach is the appropriate method of valuation for the Company and have relied upon the DCF Method.

V.VALUATION OF BOUMARANG INC.

In valuing the Subject Interests, we considered all three approaches to value and, as discussed above, utilized the DCF Method under the Income Approach.

The DCF Method is an income approach whereby the present value of future expected net cash flows is calculated based on a multiple period cash flow projected into perpetuity using a capitalization rate.

Estimating a value under the DCF methodology requires a projection of cash flows with variable growth for first few years and a stable level of cash flow thereafter which grows at a constant rate into perpetuity, and a discount rate to reflect the riskiness of the projected cash flow. The terminal value is calculated using the Gordon Growth Model with the help of following formula

Where:

𝑃𝑛−1 = value at the beginning on nth year.

𝐹𝐶𝐹𝑛 = free cash flow for the nth year.

g = terminal growth rate

r = discount rate

Thereafter present value of terminal value and present value of free cash flows for first few years are calculated and added together to arrive at current value.

Net Cash Flow

To calculate value of a firm free cash flow to firm are discounted with weighted average cost of capital and to calculate value of equity free cash flow to equity are discounted with cost of equity. As BOUMARANG does not have any debt in its capital structure hence both method will give same amount of cash flows.

The formula used to derive Net Cash Flow to equity is:

NCF = Profit after tax + Depreciation – CAPEX – ΔWC

Where:

CAPEX = Expenditures for capital equipment ΔWC = the change in working capital

In order to apply any cash flow method, the first step is to determine the level of cash flow to be capitalized. Thus, in order to estimate NCF and value under the methodology, estimates and assumptions are required related to projected revenue, profit margin, working capital changes, capital expenditures, depreciation and amortization expense, the effective tax rate, and the long-term growth rate.

Tax Expense

The company is C-Corp and is registered in the state of Delaware. It is subject to federal tax of 21% on it profit. As informed to us by the management its sales and profit will be generated from business outside Delaware hence it is not subject to any state income tax.

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Depreciation and Capital Expenditures

Depreciation is a non-cash expense item that reflects the loss in value of fixed assets, while capital expenditures are cash outflows to replace such assets. Depreciation is a non-cash expense hence should not be deducted to arrive a cash income. But depreciation is a deductible expense for the purpose of calculation of tax on income. Therefore, it is deducted to calculate pre-tax income and added back to post-tax income. Capital expenditure is an outflow of cash and it is deducted from post- tax income.

Management has informed us that the Company will be acquiring capital assets with indefinite life hence as per internal policy of the company based on ASC350 company won’t charge depreciation on these assets and these assets will be subject to annual impairment test. Hence, we have not charged any depreciation for the purpose of valuation.

Change in Working Capital

Working capital of the company is equal to Inventory plus receivables less payable. As the company is newly incorporated hence no historical track record is available for assessing working capital. As the company will have a unique business model hence we cannot apply multiples of comparable company to BOUMARANG. Therefore we have considered the estimates provided to us by the management of the company. Which is 45 day sales for receivables, 90 days cost of goods sold for inventory and 45 days purchase for payables.

Long-Term Growth Rate

the growth rate used in the DCF Method should represent stabilized expectations into perpetuity and reflect a sustainable long-term level of financial performance. We have therefore selected a 2.0% annual long-term growth rate, based on estimated growth in the industry and long-term forecasted economic growth.

Discounting Rates

An important step in applying the Income Approach is to determine the appropriate discounting rate. This rate can be based on the cost of equity (“COE”), the cost of debt (“COD”), or a combination of both, which is the weighted average cost of capital (“WACC”).

In selecting the appropriate discount rate for BOUMARANG, we chose to use the COE, as the Company does not any have interest-bearing debt.

Cost of Equity

In general, the cost of equity represents the return that an investor in an equity security would expect given the characteristics of the business from which the cash flow is derived. In determining the cost of equity capital or the rate of return applicable to equity, there are several methods, which include the capital asset pricing model (“CAPM”) or the “build-up method,” both of which are generally recognized techniques commonly used with public as well as small and privately held companies.

We selected the CAPM to determine the cost of equity, which will be discussed in the next sections of this Report.

Application of the CAPM

Cost of equity under CAPM is calculated using this formula : Risk free rate + Risk premium of equity market portfolio x Beta.

Size risk premium and company specific risk premium are further added to the above rate.

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Risk-Free Rate

A risk-free rate is the return available on an investment regarded by the marketplace as being free of the risk of default. We have relied upon daily treasury par yield curve for 20 years treasury securities. As on December, 31, 2024 the rate was 4.86% p.a. This rate is obtained from the website of U.S. Department of Treasury.

Equity Risk Premium

Expected returns on equity securities are much less certain and therefore are riskier than expected returns on U.S. Treasury obligations. To accept this greater risk, investors in equities demand higher expected returns than for “risk-free” securities. This incremental expected return is called the Equity Risk Premium.

Hence, the Equity Risk Premium (“ERP”) is defined in the International Glossary of Business Valuation Terms as “a rate of return added to a risk-free rate to reflect the additional risk of equity instruments over risk-free instruments.” This Premium is estimated by using the average excess total return of the broad stock market compared to U.S. Treasuries over time.

The cost of capital is a forward-looking concept; that is, it is what investors think the ERP will be in the future. This is estimated by measuring the difference between the long-term averages of the income return on riskless assets (represented by Treasuries) from the long-term average stock market return. The underlying assumption is that the historical relationships among these investment returns will continue in the future.

The difference between the historical returns on government bonds and the returns of large public company stocks represents the ERP; that is, the incremental return demanded by investors to accept the higher risk inherent in an investment in equity securities as compared to risk-free securities.

As of December 31, 2024, as per Aswath Damodaran data web site Equity Risk Premium for UD market was 4.33%.

Beta

Beta is a regression coefficient taking market return on x-axis and return on company’s stock on y- axis. As the company it not listed hence its periodical return and beta cannot be calculated. Therefore beta of comparable listed drone companies and comparable listed AI companies is calculated then those beta were unlevered. Thereafter median unlevered beta of drone comparable companies and median unlevered beta of AI comparable companies were calculated. Then based on projected revenue from the two revenue streams weighted average of the above two median beta is calculated. As BOUMARANG does not have any debt in its capital structure hence this average unlevered beta is used in the CAPM equation.

Small Stock Premium

Several studies have provided strong evidence that the degree of risk, and the corresponding cost of capital, increases as the size of the underlying company decreases, and that this is in addition to the Equity Risk Premium. This Small Stock Premium phenomenon is especially noticeable for the smallest 10% (the tenth decile) of the companies studied.

The difference between the historical returns on large public company stocks and the returns of small public company stocks represents the Small Stock Premium; that is, the incremental return demanded by investors to accept the higher risk inherent in an investment in equity securities of small companies compared to large companies.

The size premium for companies in 10th decile is a range and we have considered this to be 5%.

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Specific Company Risk Premium

The Equity Risk Premium and the Small Stock Premium are based on studies of thousands of companies in the marketplace. The subject company’s unique risk characteristics may be greater or less than the typical risk characteristics of the broad stock market represented by companies included in the studies, and therefore may not be captured in the method as applied up to this point. Further adjustment to the cost of capital may therefore be necessary to arrive at a discount rate specific to the subject company.

BOUMARANG has not yet started its business operations and it is a pre revenue company. The company currently does not have customer contracts, customer diversification and distribution systems hence it has a risk of realizing projections. Based on this and to the best of our judgement we have considered specific company risk premium to be 5%.

Concluded Cost of Equity

Based on the above, the concluded cost of equity capital for the Company is shown below:

Particulars
Risk free rate of return (Daily Treasury Par Yield Curve Rates for 20 years)	4.86%
Implied Equity Risk Premium for US equity market (Based on Aswath Damodaran Data website)	4.33%
Beta	1.54

beta of comparable listed companies has been calculated on the basis of weekly price of shares for last 5 years. Thereafter, those betas are unlevered and then average unlevered beta is calculated. The unlevered beta is 1.54

CAPM: Cost of equity = Rf + (Rm - Rf) * β = 4.86% + 4.33% x 1.54 = 11.55%	11.55%
Small Company Risk Premium	5.00%
Company Specific Risk Premium	5.00%
Cost of Equity	21.55%

Discounted Cash Flow Method – Indication of Value

As discussed above, the fair value is calculated using the two stage Gordon Growth Model, and as presented in EXHIBIT 1, using the DCF Method, the value of operating cash flows, before adjustment for cash, discount for lack of marketability and discount for lack of control is $168 million. After applying the discount for lack of marketability and discount for lack of control the fair value of non- marketable non-controlling common stock is $109 million in total and $1.72 per share.

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VI.DISCOUNT STUDIES AND APPLICATION

The Subject Interests in BOUMARANG to be valued are a non-controlling interest in an entity that is not freely traded. The following section outlines the considerations applied to develop adjustments for lack of control and marketability.

A.Discount for Lack of Control (“DLOC”)

It is well established that control owners have rights that minority owners do not, and that the differences in those rights, and perhaps more importantly, how those rights are exercised and to what economic benefit, cause a differential in the per-share value of a control ownership block versus a minority ownership block. The value of control depends not only on legal power and rights, but also on economic potential. This lack of control is generally referred to as a “minority interest.” It is defined as “an ownership interest of less than 50% of the voting interest in a business enterprise.”

There are many things a control owner may be able to do that a minority owner cannot. “Control shares are normally more valuable than minority shares because they contain a bundle of rights that minority shares do not enjoy. The following is a partial list of some rights that go with control shares that minority shares do not have:

•Appoint or change operational management.

•Appoint or change members of the board of directors.

•Determine management compensation and perquisites.

•Set operational and strategic policy and change the course of the business.

•Acquire, lease, or liquidate business assets, including property, plant and equipment.

•Select suppliers, vendors and subcontractors with whom to do business and award contracts.

•Negotiate and consummate mergers and acquisitions.

•Liquidate, dissolve or recapitalize the company.

•Sell or acquire Treasury shares.

•Register the company’s equity securities for an initial or secondary public offering.

•Register the company’s debt securities for an initial or secondary public offering.

•Declare and pay cash and/or stock dividends.

•Change the articles of incorporation or bylaws.

•Set one’s own compensation (and perquisites) and the compensation (and perquisites) of related-party employees.

•Select joint ventures and enter into joint ventures and partnership agreements.

•Decide what products and/or services to offer and how to price those products/services.

•Decide what markets and locations to serve, to enter into, and to discontinue serving.

•Decide what customer categories to and which not to market to.

•Enter into inbound and outbound license or sharing agreements regarding intellectual properties.

•Block any or all of the above actions.”

As a minority interest, the Subject Interests lack the above rights. The Subject Interests are therefore a non-controlling interest.

The estimate of value derived from the CCF method was based on an analysis that resulted in a value indication for a controlling interest, since controlling adjustments were made. A discount for lack of control is therefore appropriate in determining the value of the Subject Interests, which has neither control nor voting rights.

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Virtually no empirical data on control premiums is available for privately-owned businesses; however, such information is available for public and private companies whose stocks were acquired in mergers and acquisitions. A primary source for such information is published by FactSet Mergerstat, LLC (“Mergerstat”), which provides statistics of control premiums and implied minority discounts experienced during mergers and acquisitions involving U.S. companies, including privately held, publicly traded and cross-border transactions.

In order to arrive at the appropriate discount for lack of control, we reviewed the Factset Mergerstat/BVR Control Premium Study Database,6 which reports data of the premia paid in transactions for controlling interests, relative to minority interests. From this data, the implied minority discount can be calculated – as noted in the FactSet Mergerstat/BVR Control Premium Study Frequently Asked Questions7:

The minority discount is widely perceived of as the inverse of the control premium, where as an acquirer would assumingly pay a higher price for control in a company and pay a lesser amount for a minority stake.”

The minority discount can be calculated with the following equation: Implied Minority Discount = 1 - [1/(1 + control premium)]

Based upon the above analysis and circumstances inherent in this valuation, we have concluded that an appropriate discount for lack of control for the Subject Interests, as a non-controlling interest in BOUMARANG, is 20%.

B.Discount for Lack of Marketability (“DLOM”)

The preliminary indication of value is on an as-if-freely-traded basis. The Subject Interests, however, is not freely traded, and so an adjustment is needed to recognize this lack of marketability. Marketability is generally defined as “the ability to convert the business ownership interest (at whatever ownership level) to cash quickly, with minimum transaction and administrative costs in so doing, and with a high degree of certainty of realizing the expected amount of net proceeds.”13 Such is the case with securities actively traded on an exchange.

It is commonly recognized and well documented that an interest which is not readily marketable generally trades at a price lower than a similar interest that is readily marketable. When an ownership interest lacks certain elements of marketability, an adjustment to preliminary value is generally appropriate. This adjustment is commonly referred to as the discount for lack of marketability.

An owner of publicly traded securities can know at all times the market value of his or her holding. The investor can sell that asset on virtually a moment's notice and receive cash, net of brokerage fees, within several working days. This liquidity does not exist in the case of the Subject Interests. Liquidating a position in the Company, if it were even possible at all, would be a more costly and time- consuming process than liquidating an investment in a publicly traded company.

Several recognized studies exist which review the price differentials between restricted and non- restricted shares of corporate stock. Since the restricted corporate stock is illiquid for a period of several years, the differential in price between the restricted and non-restricted shares offers evidence on discounts related to lack of marketability. These studies cover several hundred transactions which occurred between 1966 and 2012. The results from the studies, which are summarized in Appendix E to this Report, are consistent with the range of lack of marketability discounts typically falling between 5% and 45%.

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In arriving at an appropriate DLOM, we have considered several methods. Specifically, we addressed the general benchmark restricted stock and initial public offering (“IPO”) studies. In addition to the empirical data, we have considered the factors analyzed by the U.S. Tax Court in re: Mandelbaum v. Comm’r, 69 T.C.M. (CCH) 2852 (1995). The strengths and the weaknesses of each method were analyzed below to arrive at our opinion of the appropriate DLOM to apply to the Subject Interests.

Restricted Stock Approach

Restricted shares (also called "letter stock" or "restricted stock") generally possess the same attributes as freely-traded shares, except that they are restricted from sale on the open market for a specified time period (usually one or two years, although as of February 2008, the SEC reduced the restricted stock holding period from one year to six months).

It is generally accepted that the primary difference between freely traded shares and their restricted counterparts is the relative lack of marketability for the restricted shares. Consequently, the price differences between the two types of shares are cited as measures of the lack of marketability.

Various studies have been performed quantifying the value differences between the price at which letter stock transactions take place (private sale) during the restricted period, compared with open market transactions in the same stock on the same date. The difference (discounts) between the selling price of the unrestricted security to that realized in a private sale were the subject of some fifteen plus studies with conclusions ranging from a low discount of 9.3% to high discount of 45%, as outlined below.

Study	Period Covered	Average Discount
SEC Overall Average	1966-1969	25.8%
SEC Nonreporting OTC Companies	1966-1969	32.6%
Gelman	1968-1970	33.0%
Trout	1968-1972	33.5%
Moroney	Unspecified	35.6%
Maher	1969-1973	35.4%
Standard Research Consultants	1978-1982	45.0%
Wruck Unregistered	1979-1985	13.5%
Barclay et al	1979-1997	18.7%
FMV Study	1979-1992	23.0%
FMV Restricted Stock Study	1980-2001	22.1%
Hertzel and Smith	1980-1987	20.1%
Management Planning, Inc.	1980-1996	27.1%
MPI Updated Study	1980-2009	13.3%
FMV Update	1980-2015	19.3%
Willamette Management Associates	1981-1984	31.2%
Silber Study	1981-1988	33.8%
Bajaj et al Unregistered	1990-1995	28.0%
Bruce Johnson	1991-1995	20.0%
Columbia Financial Advisors	1996-Feb 1997	21.0%
Columbia Financial Advisors	May 1997-1998	13.0%
Pluris DLOM Database	2001-2015	20.7%
Pluris/LiquiStat	2005-2006	32.8%
SRR Restricted Stock Study	2005-2010	9.3%
Harris / TVA	2007-2008	18.1%
TVA Update	2007-2010	16.6%

The studies through 1995 indicate an average discount for lack of marketability between 13.5% and 45%. These studies were prior to the reduction in the required holding period, which was usually a

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reduction from two years to one year for restricted stock. Post-1995 data suggests averages between 9.3% and 32.8%.

Initial Public Offering Approach

There are several "Pre-IPO" lack of marketability discount studies. As opposed to examining restricted stock, the "Pre-IPO" studies examine the transaction values of privately held company stock (not freely traded) prior to its initial public offering and then compare them with prices paid for the shares when the company's stock is taken public.

Prospectuses of IPOs are required to disclose the terms of recent past insider transactions of the respective company's shares, enabling a comparison of prices before and after "marketability" being achieved via the IPO. For example, if a shareholder disposes of company stock at $6.00 per share and the stock is subsequently brought public at $10.00 per share, the studies calculate a marketability discount of 40%.

The results of the Pre-IPO studies appear in the following table:15

Study	Time Period	Range of Marketability Discount
Robert W. Baird & Co.	1980 - 2000	40% - 66%
Willamette Management	1975 - 2002	8% - 76.2%
Hitchner Study No. 1 (Trans.)	1980 - 1995	40% - 45%
Hitchner Study No. 1 (Trans.)	1994 - 1995	39% - 45%
Hitchner Study No. 1 (Opt.)	1980 - 1995	39% - 44%
Hitchner Study No. 1 (Opt.)	1994 - 1995	37% - 44%
Hitchner Study No. 2	1995 - 1996	31% - 44%
Valuation Advisors Studies	2001 - 2009	7.68% - 58.9%

Concluded Discount for Lack of Marketability

Based on the published studies, the qualitative factors discussed above as well as the provisions in the Second Amended Shareholders’ Agreement that place transfer restrictions upon equity interests, we have concluded that the appropriate DLOM for the Subject Interests are 20%, applicable to the indications of value under the DCF method.

The indicated fair market values of the Subject Interests in resulting fair market values of the Subject Interests in BOUMARANG are presented below:

VII.CONCLUSION OF VALUE

Based on our analysis as described above and subject to the Statement of Assumptions and Limiting Conditions, the facts and circumstances as of December 31, 2024, fair market values of the Subject Interests in BOUMARANG on a non-controlling, non-marketable basis is $109 million in total $1.72 per share.

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APPENDICES AND EXHIBITS

APPENDICES

A.Sources of Information

B.Statement of Assumptions and Limiting Conditions

C.Analysts’ Certification and Representation

D.Curricula Vitae of Pratibha Chaurasia and Tarun Mahajan

E.Studies of Lack of Marketability Discounts

EXHIBITS

1Discounting of Expected Cash Flows & Conclusion of Value

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Appendix A: Sources of Information

For the purpose of this appraisal, we were provided with and relied upon various relevant data and documents, including but not limited to the following:

1) Unaudited financial statements, for the period, from 26th July, 2024 (Date of incorporation) till 31st December, 2024.

2) Projected financial statements, for the period, from FY 2025 till FY 2029 as given to us by the company. The company prepares its financial statements considering calendar year as financial year. Company has taken following assumptions while preparing projected financial statements:

a)Cost of revenue is 55% of the amount of revenue. It is an average for selling of drones and related software.

b)$11 million already spent on acquisition of intangible assets which have indefinite life hence this cost is not amortized.

c)Capex of $10 million spread across year 2025 and year 2026 will have indefinite life hence it will not be subject to depreciation. Rather then it will be subject to impairment testing.

3) Terminal growth rate of free cash flows may be considered as 2%.
4) Federal Tax rate applicable to the company is 21%.
5) BOUMARANG management as identified following companies as comparable companies. We have considered these companies for calculation of beta -
Comparable Drone Companies: a)Aeva Technologies Inc b)Ambarella Inc c)AeroVironment Inc d)Ballard Power Systems Inc e)EHang Holdings Limited f)Kratos Defense & Security Solutions Inc g)Plug Power Inc	Comparable AI Companies: a)C3.ai, Inc. b)BigBear.ai Holdings, Inc. c)Lemonade, Inc. d)Palantir Technologies Inc. e)Upstart Holdings, Inc.
6) Other sources as identified throughout this Report.

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Appendix B

Statement of Assumptions and Limiting Conditions

The appraisal has been conducted pursuant to the following general assumptions and limiting conditions:

1.The conclusion of values arrived at herein are valid only for the stated purpose as of the date of the valuation.

2.Financial statements, Projected Financial Statements and other related information provided by the Company or its representatives in the course of this engagement have been accepted without any verification as fully and correctly reflecting the enterprise’s business conditions and operating results for the respective periods, except as specifically noted herein.

3.Our work in this valuation does not constitute an audit, nor have we attempted to confirm the information provided to us for accuracy and completeness, except within the framework of the valuation process; we do not express an opinion or any form of assurance on them. Accordingly, our work was not conducted in accordance with generally accepted auditing standards.

4.Public information and industry and statistical information have been obtained from sources we believe to be reliable. However, we make no representation as to the accuracy or completeness of such information and have performed no procedures to corroborate the information.

5.We do not provide assurance on the achievability of the results forecasted by or for the subject company because events and circumstances frequently do not occur as expected; differences between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans, and assumptions of management.

6.The conclusion of value arrived at herein is based on the assumption that the current level of management expertise and effectiveness would continue to be maintained, and that the character and integrity of the enterprise through any sale, reorganization, exchange, or diminution of the owners’ participation would not be materially or significantly changed.

7.This Report and the conclusion of value arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. They may not be used for any other purpose or by any other party for any purpose. Furthermore, the Report and conclusion of value are not intended by the author and should not be construed by the reader to be investment advice in any manner whatsoever. The conclusion of value represents the considered opinion of Valuers, based on information furnished.

8.Neither all nor any part of the contents of this Report (especially the conclusion of value, the identity of any valuation specialist(s), or the firm with which such valuation specialists are connected or any reference to any of their professional designations) should be disseminated to the public through advertising media, public relations, news media, sales media, mail, direct transmittal, or any other means of communication without the prior written consent and approval of Valuers

9.Future services regarding the subject matter of this Report, including, but not limited to, testimony or attendance in court, shall not be required of Valuers unless previous arrangements have been made in writing.

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10.Valuers are not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Report wishing to know whether such liabilities exist, or the scope and their effect on the value of the subject property, is encouraged to obtain a professional environmental assessment. Valuers do not conduct or provide environmental assessments and has not performed one for the subject property.

11.Valuers have not determined independently whether the subject company is subject to any present or future liability relating to environmental matters (including, but not limited to, CERCLA/Superfund liability), nor the scope of any such liabilities. Valuers’ valuation takes no such liabilities into account, except as they have been reported to Valuers by the subject company or by an environmental consultant working for the subject company, and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. Such matters, if any, are noted in the Report. To the extent such information has been reported to us, Valuers have relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

12.Valuers have not made a specific compliance survey or analysis of the subject property to determine whether it is subject to, or in compliance with, the American Disabilities Act of 1990, and this valuation does not consider the effect, if any, of noncompliance.

13.No change of any item in this Report shall be made by anyone other than Valuers, and we shall have no responsibility for any such unauthorized change.

14.Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject company’s business due to future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.

15.We have conducted interviews with the current management of the subject company concerning the past, present, and prospective operating results of the subject company. Except as noted, we have relied on the representations of these individuals.

16.Except as noted, we have relied on the representations of the owners, management, and other third parties concerning the value and useful condition of all equipment, real estate, investments used in the business, and any other assets or liabilities, except as specifically stated to the contrary in this Report. We have not attempted to confirm whether or not all assets of the business are free and clear of liens and encumbrances or that the entity has good title to all assets.

17.All facts and data set forth in the Report are true and accurate to the best of the appraiser's knowledge and belief. We have not knowingly withheld or omitted anything from our Report affecting our value estimate.

18.Unless otherwise provided for in writing and agreed to by both parties in advance, the extent of the liability for the completeness or accuracy of the data, opinions, comments, recommendations and/or conclusions shall not exceed the amount paid to the appraisers for professional fees and, then, only to the party(s) for whom this Report was originally prepared.

19.The conclusion reached in this Report is based on the standard of value as stated and defined in the body of the Report. An actual transaction in the business or business interest may be concluded at a higher value or lower value, depending on the circumstances surrounding the company, the appraised business interest and/or the motivations and knowledge of both the buyers and sellers at that time.

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20.Valuers make no guarantees as to the values that individual buyers and sellers may reach in an actual transaction.

21.No opinion is intended to be expressed for matters that require legal or other specialized expertise, investigation or knowledge beyond that customarily employed by appraisers valuing businesses.

22.No investigation has been made of, and no responsibility is assumed for, the legal description or for legal matters, including title or encumbrances. Title to the subject property is assumed to be good and marketable unless otherwise stated. The subject property is further assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated. Further, we have assumed that the business is in full compliance with all applicable federal, state, and local regulations and laws unless otherwise specified in this Report.

Appendix C

Analysts’ Certification and Representation

We represent/certify that, to the best of our knowledge and belief:

1.The statements of fact contained in this Report are true and correct.

2.This Report is limited only by the reported assumptions and limiting conditions, and contains our personal, independent, unbiased, professional analyses, opinions, and conclusions.

3.We have no present or prospective interest in the assets or property that are the subject of this Report, and we have no personal financial or other interest or bias with respect to the parties involved.

4.Our engagement was not contingent upon developing or reporting predetermined results.

5.Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

6.This Report has been made only for the purpose stated and shall not be used for any other purpose. The analysis, its conclusions and its contents may not be used, copied or transmitted in any form, in whole or in part, by any party without the prior written permission of Valuers

7.We have no obligation to update this Report for information that comes to our attention after the date of the Report.

8.The conclusions as to fair market value contained herein represent the opinion of the undersigned and are not to be construed in any way as a guarantee or warranty, either expressed or implied, that the assets being valued herein will actually sell for the fair market value contained in this opinion.

9.The analyses, opinions, and conclusions were developed and this Report has been prepared in conformity with Statement on Standards for Valuation Services No. 1, promulgated by the American Institute of Certified Public Accountants.

10.This Report and analysis were prepared by, CPA/ABV/CFF, CVA, ABAR, MBA and, MBA. Their

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Curricula Vitae are attached in Appendix D.

11.Pratibha Chaurasia is a Certified Public Accountant and Attest License holder in Guam Board of Accountancy and Tarun Mahajan is a Certified Valuation Analyst as accredited by National Association of Certified Valuators and Analysts (NACVA)

Appraisers’ Certificate Signature

Pratibha Chaurasia, CPA

Tarun Mahajan, CVA

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Appendix D

Curricula Vitae of Pratibha Chaurasia and Tarun Mahajan

ABOUT PRATIBHA CHAURASIA

Personal Details
Pratibha Chaurasia (CPA, CA, Ph.D) Individual Attest Guam License No. 6410-2025 The Institute of Chartered Accountants of India (Membership No. 079084)
Qualifications	Experience
•Qualified as a Certified Public Accountant in 2022 (AICPA) •Ph. D in Behavioral finance in 2019 •Chartered Accountant from The Institute of Chartered Accountants of India ( ICAI) in 1999	•Experienced Auditor for PCAOB and Non- PCAOB Companies •Bookkeeping services •Managing outsourcing firm based in India. •Managing Partner Grassi Advisory Services (India)

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ABOUT TARUN MAHAJAN

Personal Details
Tarun Mahajan IBBI Regd. Valuer, Certified Valuation Analyst (USA) CFA(USA), DISA, FCA mail@tarunmahajan.in +91-9893040600
Qualifications	Experience

•Qualified as a Chartered Accountant in year 1999 with All India Rank.

•Did DISA (ICAI) in Year 2005

•Became Chartered Financial Analyst (From CFAI, USA) in year 2008. First from Central India.

•Passed IBBI Valuation exam in January, 2019 with 80% marks.

•Qualified as “Certified Valuation Analyst” in year 2023. CVA is one of the most prestigious valuation qualification in the USA.

•Experience of doing valuation for companies having balance sheet size of more than INR 10,000 crores (USD 1157 million).

•Experience of doing valuation for the purpose of IND-AS for companies having, PWC, KPMG, GT, BDO network firms as auditor.

•Experience of doing valuation of Indian as well as global companies.

•Experience of doing valuation for listed as well as unlisted companies.

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Types of valuation done	Academic excellence & Research orientation

•Valuation for the purpose of Ind- AS/IFR:

oPurchase Price Allocation,

oCorporate Guarantee

oImpairment Testing

oComplex Convertible Securities using Monte Carlo Simulation, Binomial Pricing model, Black & Scholes model, Backsolve method etc.

oESOP

oDebt Securities

•Valuation under the Companies Act, 2013 for Merger, Allotment, Sweat equity shares etc. including STARTUP valuation

•Valuation under the Foreign Exchange Management Act for allotment and transfer of securities

•Valuation under the Income Tax Act

•Valuation of Intangibles for transfer pricing

•Valuation for family disputes or transaction advisory

•Has been part of several research committee set up by Ministry of finance, Government of India on valuation.

•Regular speaker at Valuation Standard Board of ICAI, ICAI RVO, ICSI RVO,

ICMAI RVO, Financial modelling and valuation certificate courses of ICSI and ICMAI with size of audience ranging up to 6000 participants.

•ICAI RVO published a booklet authored by him on the topic of Valuation date.

•Taught valuation course to more than 5000 CA/CS/CMA.

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Appendix E

Studies of Lack of Marketability Discount

Summary of Restricted Stock Studies
Study	Years Covered in Study	Average Discount
SEC, Overall Average[a]	1966-1969	25.8%
SEC, Non-reporting OTC Companies[a]	1966-1969	32.6%
Gelman[b]	1968-1970	33.0%
Trout[c]	1968-1972	33.5%d
Moroney[e]	Unknown [f]	35.6%
Maher[g]	1969-1973	35.4%
Standard Research Consultants[h]	1978-1982	45.0%d
Wruck Unregistered[i]	1979-1985	13.5%
Barclay et alj	1979-1997	18.7%
FMV Study[k]	1979-1992	23.0%
FMV Restricted Stock Study[l]	1980-2001	22.1%
Hertzel & Smith[m]	1980-1987	20.1%
Management Planning, Inc.[n]	1980-1996	27.1%
MPI Updated Study[o]	1980-2009	13.3%
FMV Update[p]	1980-2015	19.3%
Willamette Management Associates[q]	1981-1984	31.2%d
Silber[r]	1981-1988	33.8%
Bajaj et al Unregistered[s]	1990-1995	28.0%
Bruce Johnson[t]	1991-1995	20.0%
Columbia Financial Advisors[u]	1996- Feb 1997	21.0%
Columbia Financial Advisors[u]	May 1997-1998	13.0%
Pluris DLOM Database[v]	2001-2015	20.7%d
Pluris/LiquiStat[w]	2005-2006	32.8%
SRR Restricted Stock Study[x]	2005-2010	9.3% d
Harris/Trugman Valuation Associates [y]	2007-2008	18.1%
TVA Update [z]	2007-2010	16.6%

a“Discounts Involved in Purchases of Common Stock (1966-1969),” Institutional Investor Study Report of the Securities and Exchange Commission, HR. Doc. No. 64, Part 5, 92d Congress., 1st Session. 1971, pp. 2444-2456.

bMilton Gelman, “An Economist-Financial Analyst’s Approach to Valuing Stock of a Closely Held Company,” Journal of Taxation, June 1972, pp. 353-354.

cRobert R. Trout, “Estimation of the Discount Associated with the Transfer of Restricted Securities,” Taxes, June 1977, pp. 381-385.

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dMedian discounts.

eRobert E. Moroney. “Most Courts Overvalue Closely Held Stocks,” Taxes, March 1973, pp. 144- 154.

fAlthough the years covered in this study are likely to be 1969-1972, no specific years were given in the published account.

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gJ. Michael Maher. “Discounts for Lack of Marketability for Closely-Held Business Interests,” Taxes, September 1976, pp. 562-571.

h“Revenue Ruling 77-287 Revisited,” SRC Quarterly Reports, Spring 1983, pp. 1-3.

iKaren H. Wruck, “Equity Ownership Concentration and Firm Value,” Journal of Financial Economics, 23 (1989), pp. 3-28.

jMichael J. Barclay, Clifford G. Holderness, and Dennis P. Sheehan, “Private Placements and Managerial Entrenchment,” Journal of Corporate Finance, 13 (2007), pp. 464-484.

kLance S. Hall and Timothy C. Polacek, “Strategies for Obtaining the Largest Discount,” Estate Planning (1994), pp. 38-44.

lEspen Robak, “FMV Introduces Detailed Restricted Stock Study,” Shannon Pratt’s Business

Valuation Update, (Nov. 2001), pp. 1-3.

mMichael Hertzel & Richard L. Smith, “Market Discounts and Shareholder Gains for Placing Equity Privately,” The Journal of Finance, vol. 48, no. 2 (1993), pp. 459-485.

nRobert P. Oliver and Roy H. Meyers, “Discounts Seen in Private Placements of Restricted Stock: The Management Planning, Inc., Long-Term Study (1980-1996)” published in Chapter 5 of Robert F. Reilly and Robert P. Schweihs, eds. The Handbook of Advanced Business Valuation (New York: McGraw-Hill, 2000).

oEzra Angrist, Harry Curtis, and Daniel Kerrigan, “Regression Analysis and Discounts for Lack of Marketability,” Business Valuation Review, American Society of Appraisers, 2011, volume 30, no. 1, p. 36.

pFMV Restricted Stock StudyTM (FMV Opinions Study), Determining Discounts for Lack of Marketability, A Companion Guide to the FMV Restricted Stock Study,” 2015 edition, FMV Opinions, Inc.

qWillamette Management Associates study (unpublished).

rWilliam L. Silber, “Discounts on Restricted Stock: The Impact of Illiquidity on Stock Prices,”

Financial Analysts Journal, July-August 1991, pp. 60-64.

sMukesh Bajaj, David J. Denis, Stephen P. Ferris, & Atuyla Sarin, “Firm Value and Marketability Discounts,” Journal of Corporation Law, (October 2001), and a white paper titled “Analysis of Existing Theory and Methodology Concerning the Determination of Marketability Discounts for Closely Held Firms,” Business Valuation Services, Inc., Dallas, TX, November 10, 1995.

tBruce Johnson, “Restricted Stock Discounts, 1991-95,” Shannon Pratt’s Business Valuation Update, March 1999, pp. 1-3, and “Quantitative Support for Discounts for Lack of Marketability,” Business Valuation Review, December 1999, pp. 152-155.

uKathryn F. Aschwald, “Restricted Stock Discounts Decline as Result of 1-Year Holding Period,”

Shannon Pratt’s Business Valuation Update, May 2000, pp. 1-5.

vMedian discount based on transactions from January 1, 2001 through March 1, 2015, from the Pluris DLOM database.

wEspen Robak, “Discounts for Illiquid Shares and Warrants: The LiquiStat Database of Transactions on the Restricted Securities Trading Network,” Pluris Valuation Advisors White Paper Draft, (January 22, 2007), pp. 22-32, www.plurisvaluation.com.

xAaron M. Stumpf, Robert L. Martinez, and Christopher T. Stallman, “The Stout Risius Ross Restricted Stock Study: A Recent Examination of Private Placement Transactions from September 2005 through May 2010, Business Valuation Review, Spring 2011, pp. 7-10.

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yWilliam Harris, “Trugman Valuation Associates, Inc. Restricted Stock Study,” Business Valuation Review, Fall 2009, pp. 128-139.

zWilliam Harris, “Trugman Valuation Associates Restricted Stock Study – An Update,” Business Valuation Review, Winter 2011, pp. 132-139.

Numerous empirical studies on lack of marketability discounts have been conducted during the past fifty years. The following discussion summarizes the results of the most commonly referenced studies.

1.Institutional Investors Study: The Securities and Exchange Commission (“SEC”) published study #77-287 in 1971, called the “Institutional Investors Study.” The Institutional Investors Study examined the amount of discount at which transactions in restricted stock, or letter stock, took place compared to the prices of identical but unrestricted stock on the open market from 1966 through 1969. The table below segments the data observed by the SEC according to the size of the discount.

Number of Discount (Premium)			Study Total	Percent of Transactions
-15.0%	to	0.0%	26	6.5%
0.1%	to	10.0%	67	16.8%
10.1%	to	20.0%	78	19.6%
20.1%	to	30.0%	77	19.3%
30.1%	to	40.0%	67	16.8%
40.1%	to	50.0%	35	8.8%
50.1%	to	80.0%	48	12.1%
-15.0%	to	80.0%	398	100.0%

The study shows that the discounts on the letter stocks were the least for New York Stock Exchange (“NYSE”) listed stocks, but increased, in order, for American Stock Exchange (“ASE”) listed stocks, over-the-counter (“OTC”) reporting companies and OTC non-reporting companies. For OTC non-reporting companies, the largest number of restricted stock transactions fell in the 30% to 40% discount range. Slightly over 56% of the OTC non- reporting companies experienced discounts greater than 30% on the sale of their restricted stock. A little over 30% of the OTC reporting companies experienced discounts over 30%, and over 52% experienced discounts over 20%.

The magnitude of the discount for restricted securities from the trading price of the unrestricted securities was generally related to the following factors:

•Earnings

Earnings played the most significant role in determining the discounts at which these stocks were sold from the current market price. The degree of risk of an investment is determined more by earnings patterns, rather than sales patterns.

•Sales

Companies with the largest sales volumes received the smallest discounts, and the companies with the smallest sales volumes received the largest discounts.

•Trading Market

Discount rates were greatest on restricted stocks with unrestricted counterparts traded over-the-counter, followed by those with unrestricted counterparts listed on the ASE, while the discount rates for those stocks with unrestricted counterparts listed on the NYSE were the smallest.

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2.Gelman Study: Milton Gelman conducted a study analyzing the prices paid by four closed- end investment companies specializing in restricted securities investments. Based on an analysis of 89 transactions between 1968 and 1970, Gelman found both the mean and median discounts to be 33%. Almost 60% of the transactions were at discounts of 30% or more, and over one-third were at discounts of 40% or more.

3.Trout Study: Robert Trout studied 60 transactions involving the purchase of restricted stock by mutual funds between 1968 and 1972. He observed an average discount of 34%.

4.Moroney Study: In an article published in 1973, Robert Moroney presented the results of his study of the prices paid in 146 transactions for restricted securities by ten registered investment companies. The mean discount in these transactions was 35.6%, and the median discount was 33%.

5.Maher Study: In 1976, Michael Maher published the results of a study of restricted stock discounts in transactions taking place from 1969 to 1973. He found that the mean discount was 35.4%.

6.Standard Research Consultants Study: In 1983, Standard Research Consultants conducted a study of 28 private placements of common stock from October 1978 through June 1982. A median discount of 45% was observed.

7.FMV Opinions, Inc. Study: The FMV Opinions Study took place from 1979 through 1992 and analyzed 100 transactions in companies not in the smallest capitalization. The study found the average discount to be 23%, with findings that the discount was generally higher for smaller companies.

8.Management Planning, Inc. Study: Management Planning, Inc. (“MPI”) conducted an analysis of 115 private transactions involving actively traded industrial corporations. The vast majority of the transactions occurred at discounts to the public market prices. The discounts ranged from 1% to 86%, with the normal distribution centered in the 30% to 35% range.

MPI found that many of the relatively high discounts observed involved the common stocks of companies which were not profitable or had very low revenues, which is consistent with the findings of the SEC Study. MPI eliminated all transactions involving companies with revenues less than $3,000,000, thereby reducing the test population to 31 transactions. Of these 31 transactions, 29 occurred at a discount, some of which were nearly 60%.

As in the SEC Study, MPI analyzed the pricing data in relation to several variables believed to impact the magnitude of the discounts. MPI concluded the following:

•Private transactions of larger companies (as measured by either revenue or earnings) have lower discounts than smaller companies, on average.

•Private transactions of companies with stronger growth (as measured by either revenues or earnings) have lower discounts than companies with slower growth, on average.

•Private transactions of companies with better revenue or earnings stability have smaller discounts than those of companies with less stability, on average.

•Private transactions which involve blocks that are relatively small compared to trading volume or the number of shares outstanding have lower discounts than blocks of stock which are large relative to trading volume and shares outstanding, on average.

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•Private transactions which occurred in a strong market have lower discounts than transactions which took place in declining or weaker markets, on average.

•Private transactions occur at lower discounts in cases where the publicly traded counterpart showed more price stability than in cases where there was less price stability, on average.

9.Silber Study: In 1991, William Silber published the results of a study of restricted stock discounts in 69 transactions taking place between 1981 and 1988. He found that the mean discount was 33.8%. This study found larger discounts when the size of the restricted stock block was large in proportion to the total shares outstanding. Additionally, the study indicated that firms with higher revenues, earnings and market capitalizations are associated with lower discounts.

10.Willamette Management Associates Study: Willamette Management Associates has performed several studies on the prices of private stock transactions relative to their prices observed in a subsequent public offering of the same securities. The median discount of their studies is 31.2%.

11.Hertzel & Smith Study: Hertzel & Smith conducted an analysis of 106 private equity placements between 1980 and 1987 with average sales proceeds of $11.4 million and equity market values of approximately $94.7 million. The study found discounts are reflective of the complexity involved to analyze a firm.

12.E mpire Valuation Consultants, Inc. (“Empire”) Study: Empire conducted an analysis of 106 private placements between February 1983 and June 1993 involving restricted shares of publicly-traded common stocks. Their unpublished study concluded that the price differentials between the price of the restricted shares and the market price of the publicly- traded equivalent securities ranged from a 29.8% premium to an 80.0% discount, with a mean discount of 29.1%.

13.Bajaj, Denis, Ferris, and Sarin Study: This study found an average discount of 22.2% for transactions analyzed between 1990 and 1995. They analyzed 88 private placements and concluded that discounts are a result of total shares, business volatility, financial distress measured by Altman’s Z-score, and total proceeds.

14.FMV Opinions Inc. Study: FMV Opinions analyzed 243 transactions with a mean discount of 22.1%. They found that larger price discounts are present in smaller, more highly volatile companies. They also found that block size is directly correlated with price discount.

15.Johnson Study: Johnson analyzed 72 transactions between 1991 and 1995, noting an average discount of 20% or 22% if banks and real estate investment trust companies were excluded.

16.Columbia Financial Advisors Study: Columbia Financial Advisors engaged in several studies between 1996 through 1998, studying 38 transactions and arriving at average discounts of 21% for the first study and 13% for the second study. They also concluded the average discounts decreased due to the SEC-required holding period shortening from two years to one year.

17.LiquiStat Study: Pluris Valuation Advisors conducted the LiquiStat study between 2005 and 2006. Sixty-one transactions were analyzed yielding an average discount of 32.8% and 144 days as an average number of days before shares sold became available to trade on the public market.

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18.Trugman Valuation Associates Study: Trugman analyzed 80 transactions between 2007 and 2008, breaking the discounts into quartiles. The quartiles show a mean discount of 3.8% in the first quartile, 11.1% in the second quartile, 18.5% in the third quartile, and 39.3% in the fourth quartile.

19.Stout Risius Ross Study: This study took place from 2005 through 2012 with the goal of analyzing the impact the SEC holding period rule had on restricted stocks and marketability discounts. The study found a significant impact in the shortening of the holding period Rule 144 and yielded an average discount of 10.9% with a median discount of 9.3%.

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Exhibit - I

Discounting of Expected Cash Flows and Conclusion of Value

$ in million

Particulars	Year ending 31st December					Terminal Year
	2025	2026	2027	2028	2029
REVENUE
Revenue from operations	9.78	43.39	123.24	187.44	274.96	280.46
Total	9.78	43.39	123.24	187.44	274.96	280.46
EXPENSES
Cost of goods sold	5.38	23.87	67.78	103.09	151.23	154.25
Sales & marketing expenses	4.89	13.02	18.49	18.74	27.50	28.05
General & administrative overheads	0.49	2.17	6.16	9.37	13.75	14.02
Depreciation & Amortization	0.00	0.00	0.00	0.00	0.00	0.00
Total	10.75	39.05	92.43	131.21	192.47	196.32
Profit before Tax	-0.98	4.34	30.81	56.23	82.49	84.14
Corporate Tax @21.00%	0.00	0.91	6.47	11.81	17.32	17.67
Profit after Tax	-0.98	3.43	24.34	44.42	65.17	66.47
Depreciation	0.00	0.00	0.00	0.00	0.00	0.00
Capital Expenditure	-6.00	-4.00	0.00	0.00	0.00	0.00
Working Capital Changes	-2.07	-6.42	-15.26	-12.27	-16.73	-1.05
Free Cash Flow to Equity	-9.05	-7.00	9.08	32.16	48.44	65.42
Terminal Value						334.68
PV @21.55%	-8.21	-5.23	5.58	16.25	20.14	139.12
Sum of all Present Values	167.66
Cash & Cash Equivalents	2.05
Less : DLOM @20.00%	33.94
Fair value of Non-Marketable Common Stock	135.77
Less : DLOC @20.00%	27.15
Fair value of Non-Marketable Non-Controlling Common Stock	108.61
No. of common stocks (in millions)	63.15
Fair value per common stock (in USD)	1.72

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